UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2016

Pillarstone Capital REIT

(Exact name of registrant as specified in its charter)

Maryland	001-15409	39-6594066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10011 Valley Forge Drive Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 283-6319

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 27, 2016, the Board of Trustees (the “Board”) of Pillarstone Capital REIT (the “Company”) appointed Dennis Chookaszian to the Board to fill a vacancy created when Michael T. Oliver, who served as a trustee, passed away in March 2016. Mr. Chookaszian will serve as a Class III director until his term expires at the 2017 annual meeting of shareholders, at which time he will stand for election by the Company’s shareholders. The Board expects to appoint Mr. Chookaszian to one or more committees of the Board at a later date. As of the filing of this Report, the Board has not determined Mr. Chookaszian’s initial committee assignments. The Company will file an amendment to this Report to disclose Mr. Chookaszian’s committee assignments once they have been determined.

Mr. Chookaszian, as a non-employee trustee of the Company, will receive the same compensation provided to all non-employee members of the Board. The current compensation program of non-employee trustees of the Company is described in the Company’s definitive Proxy Statement for the Annual Meeting of Shareholders held on March 23, 2016, and filed with the Securities and Exchange Commission on February 18, 2016, under the caption “Compensation of Trustees.” During the year ended December 31, 2015, the trustees did not receive any compensation.

No family relationships exist between Ms. Chookaszian and any of the Company’s other directors or executive officers. There are no arrangements between Mr. Chookaszian and any other person pursuant to which Mr. Chookaszian was nominated as a director, nor are there any transactions to which the Company is or was a participant and in which Mr. Chookaszian has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2016	PILLARSTONE CAPITAL REIT

/s/ John J. Dee
John J. Dee
Chief Financial Officer and Senior Vice President